Exhibit 99.1

AMAZON.COM NAMES TOM SZKUTAK AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

BUSINESS EDITORS

Seattle – (Business Wire) – August 30, 2002 — Amazon.com (NASDAQ: AMZN) announced that Thomas J. Szkutak will become its Senior Vice President and Chief Financial Officer. Mr. Szkutak joins Amazon.com after more than 20 years with General Electric where he is currently the chief financial officer for GE Lighting. He will begin at Amazon.com in the next several weeks.

“Tom brings a terrific blend of financial, operational, and international expertise that will be a great asset to Amazon.com,” said Jeff Bezos, founder and CEO of Amazon.com. “Tom’s considerable talent and experience will help Amazon.com continue to drive down costs so that we can even further lower prices for customers.”

Prior to being named CFO of GE Lighting, Mr. Szkutak oversaw the GE Plastics finance operations for Europe, The Middle East, Africa and India. In addition, he was Executive Vice President Finance for GE Investments in Stamford, CT.

“As a dedicated customer of Amazon.com, I have always been a big fan of the company and its mission of putting the customer first,” said Mr. Szkutak. “I look forward to working with the team as we add selection, lower prices and improve the overall customer experience.”

About Amazon.com

Amazon.com, a Fortune 500 company based in Seattle, opened its virtual doors on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com seeks to be the world’s most customer-centric company, where customers can find and discover anything they might want to buy online at a great price. Amazon.com and sellers list millions of unique new and used items in categories such as electronics, computers, kitchen and housewares, books, music, DVDs, videos, camera and photo items, toys, baby and baby registry, software, computer and video games, cell phones and service, tools and hardware, travel services, magazine subscriptions and outdoor living items. Through Amazon Marketplace, zShops and Auctions, any business or individual can sell virtually anything to Amazon.com’s millions of customers. Amazon.com operates five international Web sites: www.amazon.ca, www.amazon.co.uk, www.amazon.de, www.amazon.fr, and www.amazon.co.jp.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to potential future losses, significant amount of indebtedness, competition, strategic alliances and business combinations, seasonality, potential fluctuations in operating results and rate of growth, foreign currency, management of potential growth, system interruption, international expansion, consumer trends, fulfillment center optimization, inventory, limited operating history, government regulation and taxation, fraud and Amazon.com Payments, and new business areas. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001, and all subsequent filings.

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Contact:
Amazon.com Public Relations
Patty Smith
206-266-7180

Amazon.com Investor Relations
Tim Halladay
206-266-2171